Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS STRONG 2010 THIRD QUARTER RESULTS

- EPS is $0.60 on Sales of $51.9 Million -

- Cash Flow from Operations in 3Q10 is $8.8 Million -

- Backlog is Up 27% to $59 Million from End of 2Q10 -

BRIDGEVILLE, PA, October 27, 2010 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the third quarter of 2010 were $51.9 million compared with $25.3 million in the third quarter of 2009 and $51.3 million in the 2010 second quarter.

Net income for the third quarter of 2010 was $4.1 million, or $0.60 per diluted share, compared with $0.3 million, or $0.05 per diluted share, for the third quarter of 2009, and $4.2 million, or $0.61 per diluted share, for the second quarter of 2010.

The Company recorded positive cash flow from operations of $8.8 million in the third quarter of 2010 compared with $10.5 million in the third quarter of 2009. Cash flow from operations in 2010 totaled $4.9 million year to date. Capital expenditures for the 2010 third quarter were $1.7 million. At September 30, 2010, the Company had cash of $41.2 million and total debt of $11.5 million.

The Company noted that total shipment volume for the third quarter of 2010 remained level sequentially, while it was double the volume of the same quarter a year ago. Compared with the second quarter of 2010, volume shipped to the aerospace market increased 24%, while petrochemical volume was level, and volumes shipped to the power generation and service center plate markets were down 6% and 12%, respectively.

President and CEO Dennis Oates commented: “Third quarter results were consistent with our expectation, with sales very modestly ahead of the strong second quarter. Our consolidated operating margin remained strong at 12.2% of sales, despite the rise in nickel prices. The operational improvements achieved are continuing to drive lower operating costs, higher yields and improved inventory turns.

“Our third quarter sales benefited from continued positive aerospace market momentum and steady oil and gas volume. Power generation demand remained low as reflected in our sales to forgers with recovery still expected in 2011. The restocking phase that drove substantial growth in service center plate in the first half of the year has been completed, although demand is expected to remain stable.”

Mr. Oates concluded: “Our backlog grew 27% in the third quarter, totaling $59 million compared with $46 million at the end of the second quarter of 2010, with delivery dates extending into 2011. Current shipment schedules for the fourth quarter point towards a sales level in line with the third quarter.”

Segment Review

For the third quarter of 2010, the Universal Stainless & Alloy Products segment had sales of $46.2 million and operating income of $4.4 million, yielding an operating margin of 9.4% of sales. This compares with sales of $21.7 million and operating income of $0.1 million, or 0.3% of sales, in the third quarter of 2009. In the second quarter of 2010, sales were $49.7 million and operating income was $6.8 million, or 13.7% of sales.

Segment sales rose 113% from the third quarter of 2009 on a 119% increase in tons shipped mainly due to substantially higher shipments to rerollers and service centers. Segment sales decreased 7% from the second quarter of 2010 on a 3% decrease in tons shipped with higher shipments to rerollers and OEMs offset by lower shipments to forgers and service centers.

The Dunkirk Specialty Steel segment recorded sales of $16.8 million and operating income of $1.4 million for the third quarter of 2010, yielding an operating margin of 8.0% of sales. This compares with sales in the third quarter of 2009 of $8.5 million and operating income of $0.4 million, or 4.7% of sales. In the second quarter of 2010, sales were $13.9 million and operating income was $1.3 million, or 9.2% of sales.

Dunkirk’s sales increased 98% from the third quarter of 2009 on a 31% increase in tons shipped due to a doubling of shipments to service centers and higher selling prices. Dunkirk’s sales increased 21% from the second quarter of 2010 on a 2% increase in tons shipped, mainly due to higher shipments to service centers and redrawers and higher selling prices.

Webcast

A simultaneous webcast of the Company’s conference call discussing the third quarter of 2010, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2010.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels, in a wide variety of grades, widths and gauges to customer specifications. The Company’s products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers for use in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Our specialty bar facilities have one of the broadest and diverse size range and product capabilities in the industry. Established in 1994, our experience, technical expertise, and dedicated workforce stand committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. The Company’s actual results in future periods also may be impacted by various economic and market risk and uncertainties, many of which are beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Quarter Ended		For the Nine-Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales

Stainless steel	$39,546	$18,622	$100,293	$78,032
Tool steel	7,425	1,136	22,463	6,028
High-strength low alloy steel	2,579	2,565	7,576	7,675
High-temperature alloy steel	1,150	1,488	4,438	4,383
Conversion services	637	277	1,829	873
Other	533	1,198	1,241	1,244

Total net sales	51,870	25,286	137,840	98,235
Cost of products sold	41,555	22,571	112,909	94,527
Selling and administrative expenses	4,001	2,258	9,952	9,101

Operating income (loss)	6,314	457	14,979	(5,393)
Interest expense	(126)	(19)	(334)	(70)
Other income	10	71	11	136

Income (loss) before taxes	6,198	509	14,656	(5,327)
Income tax provision (benefit)	2,107	197	4,983	(1,413)

Net income (loss)	$4,091	$312	$9,673	$(3,914)

Earnings (loss) per share – Basic	$0.60	$0.05	$1.43	$(0.58)

Earnings (loss) per share – Diluted	$0.60	$0.05	$1.41	$(0.58)

Weighted average shares of Common Stock outstanding
Basic	6,785,753	6,769,086	6,777,915	6,751,036
Diluted	6,856,951	6,818,040	6,850,369	6,751,036

MARKET SEGMENT INFORMATION

	For the Quarter Ended		For the Nine-Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales

Service centers	$25,592	$8,393	$66,597	$39,042
Forgers	8,533	7,778	31,644	31,169
Rerollers	11,560	1,940	24,112	9,904
Original equipment manufacturers	3,788	4,980	9,786	13,176
Wire redrawers	1,391	720	2,812	2,827
Conversion services	641	277	1,833	873
Other	365	1,198	1,056	1,244

Total net sales	$51,870	$25,286	$137,840	$98,235

Tons shipped	11,758	5,562	32,008	22,010

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended		For the Nine-Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales

Stainless steel	$26,647	$13,123	$70,588	$57,352
Tool steel	7,159	1,096	21,803	5,835
High-strength low alloy steel	371	1,084	1,755	2,746
High-temperature alloy steel	507	514	1,727	1,641
Conversion services	542	152	1,385	546
Other	546	1,185	1,209	1,225

	35,772	17,154	98,467	69,345
Intersegment	10,438	4,515	28,693	15,888

Total net sales	46,210	21,669	127,160	85,233
Material cost of sales	22,778	8,999	60,667	39,710
Operation cost of sales	16,366	11,060	46,677	41,651
Selling and administrative expenses	2,701	1,550	6,731	6,777

Operating income (loss)	$4,365	$60	$13,085	$(2,905)

Dunkirk Specialty Steel Segment

	For the Quarter Ended		For the Nine-Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales
Stainless steel	$12,899	$5,499	$29,706	$20,680
Tool steel	266	40	660	193
High-strength low alloy steel	2,208	1,481	5,821	4,929
High-temperature alloy steel	643	974	2,711	2,742
Conversion services	95	125	444	327
Other	(14)	13	31	19

	16,097	8,132	39,373	28,890
Intersegment	736	354	1,807	1,184

Total net sales	16,833	8,486	41,180	30,074
Material cost of sales	10,430	4,524	24,242	19,663
Operation cost of sales	3,750	2,857	10,760	10,575
Selling and administrative expenses	1,300	708	3,222	2,324

Operating income (loss)	$1,353	$397	$2,956	$(2,488)

CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2010	2009
Assets

Cash	$41,153	$42,349
Accounts receivable, net	29,798	17,028
Inventory, net	57,885	41,322
Other current assets	5,496	9,344

Total current assets	134,332	110,043
Property, plant & equipment, net	70,674	70,085
Other assets	1,494	1,586

Total assets	$206,500	$181,714

Liabilities and Stockholders’ Equity

Trade accounts payable	$14,943	$7,783
Outstanding checks in excess of bank balance	4,059	734
Accrued employment costs	5,097	1,178
Current portion of long-term debt	2,834	2,223
Other current liabilities	269	553

Total current liabilities	27,202	12,471
Long-term debt	8,697	10,823
Deferred taxes	14,975	14,049
Other liabilities	373	145

Total liabilities	51,247	37,488
Stockholders’ equity	155,253	144,226

Total liabilities and stockholders’ equity	$206,500	$181,714

CONSOLIDATED STATEMENT OF CASH FLOW DATA

For the Nine-month Period Ended September 30,

	2010	2009
Cash flows provided by operating activities:
Net income (loss)	$9,673	$(3,914)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	4,055	3,583
Deferred income tax	945	1,015
Share-based compensation expense	1,476	766
Tax benefit from share-based payment arrangements	(99)	(86)
Changes in assets and liabilities:
Accounts receivable, net	(12,770)	17,152
Inventory, net	(16,563)	20,678
Trade accounts payable	7,160	(12,518)
Net change in outstanding checks in excess of bank balance	3,325	345
Accrued employment costs	3,919	(1,492)
Accrued income taxes	3,730
Other, net	16	60

Cash flow provided by operating activities	4,867	25,589

Cash flow used in investing activities:
Proceeds from sale of fixed assets	17	60
Capital expenditures	(5,148)	(10,304)

Cash flow used in investing activities	(5,131)	(10,244)

Cash flows provided by financing activities:
Long-term debt issuance	—	12,000
State grant funding purchase of new equipment	500
Long-term debt repayments	(1,515)	(300)
Deferred financing costs	—	(84)
Proceeds from issuance of common stock	244	313
Purchase of treasury stock	(260)	—
Tax benefit from share-based payment arrangements	99	86

Cash flow (used) provided by financing activities	(932)	12,015

Net cash flow	$(1,196)	$27,360